Exhibit 5.1

Stikeman Elliott LLP Barristers & Solicitors

1155 René-Lévesque Blvd. West, 41st Floor, Montreal, Quebec Canada H3B 3V2 Tel: (514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

June 26, 2017

CANADA GOOSE HOLDINGS INC. 205 Bowie Ave. Toronto, Ontario, Canada, M6E 4Y2

Re: Canada Goose Holdings Inc. Registration Statement on Form F-1

We have acted as Canadian counsel to Canada Goose Holdings Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Corporation”), in connection with the registration pursuant to a registration statement, as amended to date (the “Registration Statement”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the secondary offering (the “Offering”) of an aggregate of 12,500,000 subordinate voting shares of the Corporation (the “Shares”) which will be issued and sold by certain selling shareholders of the Corporation (the “Selling Shareholders”) (and up to an additional 1,875,000 Shares that may be sold upon exercise of an over-allotment option granted by certain Selling Shareholders) to the underwriters pursuant to the Underwriting Agreement (the “Option Shares”)). Of the Shares to be registered pursuant to the Registration Statement, 12,414,078 subordinate voting shares of the Corporation and the Option Shares (collectively, the “MVS Underlying Shares”) would be issued prior to the completion of the Offering upon the conversion of an equal number of existing multiple voting shares of the Corporation in accordance with the Articles (as defined below) and 85,922 subordinate voting shares of the Corporation (the “Option Underlying Shares”) would be issued prior to the completion of the Offering upon the exercise of an equal number of options to purchase subordinate voting shares of the Corporation in accordance with the Option Documentation (as defined below).

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Corporation, the Selling Shareholders and the underwriters (the “Underwriting Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

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(a)	the certificate of incorporation and articles of the Corporation (the “Articles”);

(b)	certain resolutions of the Corporation’s directors and shareholders;

(c)	the Canada Goose Holdings Inc. amended and restated stock option plan dated March 13, 2017 and related option agreements entered into between certain Selling Shareholders and the Corporation (collectively, the “Option Documentation”); and

(d)	a certificate of an officer of the Corporation (the “Officer’s Certificate”).

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In examining all documents and in providing our opinion we have assumed that:

(a)	all individuals had the requisite legal capacity, all signatures are genuine, all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(b)	the Underwriting Agreement will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Corporation and each of the Selling Shareholders, as applicable;

(c)	at or prior to the time of the issuance and delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act, that the Shares will have been registered under the Securities Act pursuant to the Registration Statement and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of the Shares; and

(d)	all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Corporation including, without limitation, the Officer’s Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the Provinces of British Columbia and Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces of British Columbia and Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) the MVS Underlying Shares have been duly authorized and, when such Shares are issued in accordance with the terms of the Articles and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (b) the Option Underlying Shares will be duly authorized and, when such Shares are issued in accordance with the Articles and the Option Documentation and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Shares. This opinion may not be used or relied upon by you for any other purpose or used or relied upon by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

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